THIRD AMENDMENT TO LEASE AGREEMENT
(HENDERSON, TX)

Dated as of June 30, 2005 (the “Effective Date”)

HR ACQUISITION OF SAN ANTONIO, LTD.  (f/k/a Capstone Capital of San Antonio, Ltd.), an Alabama limited partnership (“Lessor”), ESC IV, L.P., a Washington limited partnership doing business in Texas as Texas-ESC IV, L.P. (“Lessee”), and EMERITUS CORPORATION, a Washington corporation and DANIEL R. BATY, an individual resident of the State of Washington (collectively, “Guarantor”), agree as follows:

1.
Preliminary Statements. Lessor entered into that certain Lease Agreement dated as of December 31, 1996, with Integrated Living Communities of Henderson, L.P. (the “Original Lessee”), as amended by that certain First Amendment to Lease Agreement dated as of December 1, 1997, as assigned by the Original Lessee to HB-ESC V, L.P., a Washington limited partnership (“HB-ESC”) by Assignment and Assumption Agreement dated as of May 9, 2002, as further amended by Second Amendment to Lease Agreement dated as of May 9, 2002, as further assigned by HB-ESC to Lessee by Assignment and Assumption of Lease Agreement dated as of December, 31, 2003 (as amended to date and as further amended hereby and as assigned, the “Lease”). Pursuant to the Lease, Lessor, as landlord, and Lessee, as tenant, have leased certain real property and improvements located at 1000 Richardson Drive, Henderson, Texas 75654, together with all Personal Property (as defined in the Lease). Lessee has requested, and Lessor has agreed, to further amend the Lease in the manner set forth in this Third Amendment to Lease Agreement (this “Amendment”), effective as of the date hereof.

2.
Definitions. As used herein, the term “Lease” means the Lease as hereby amended and modified. Unless the context otherwise requires, all capitalized terms used herein without definition shall have the definitions provided therefore in the Lease.

3.	Amendments. The Lease is hereby amended as follows:

a.	The caption on Section 7.3 is hereby revised to read as follows: “Rent Coverage—Consolidated and Facility”

b.	Section 7.3(a) is hereby deleted in its entirety and the following inserted in lieu thereof:

(a)	As used herein, the following terms shall have the meanings indicated:

“Consolidated Coverage Ratio” means, as of the end of each quarterly reporting period, the ratio of (i) EBITDARM on a consolidated basis for the Facility and the Related Facilities during the preceding twelve month period to (ii) the principal (excluding any prepayments or principal at maturity), interest and lease (capital and operating) payment obligations of Lessee with respect to the Facility and the Related Facilities (including the Minimum Rent but excluding the Minimum Rent Adjustment and any principal and interest payments on the Loan (as defined in Section 2.5 hereof)) during the preceding twelve month period.

“EBITDARM” means, as of the end of each quarterly reporting period, the income (or deficit) from all operations related to the Facility or the Facility and the Related Facilities, as applicable, during the preceding twelve month period before any deduction for (i) interest charges paid or accrued during the preceding twelve month period (including imputed interest) on any lease (capital or operating) obligations (including this Lease), (ii) income taxes for such period, (iii) any amounts in respect of depreciation or amortization for such period, (iv) the rent due under all leases (capital and operating) including this Lease and the leases for the Related Facilities, as applicable, during the preceding twelve month period and (v) any actual or assumed management fees paid or incurred during the preceding twelve month period.

“Facility Coverage Ratio” means, as of the end of each quarterly reporting period, the ratio of (i) EBITDARM on a consolidated basis for the Facility during the preceding twelve month period to (ii) the principal (excluding any prepayments or principal at maturity), interest and lease (capital and operating) payment obligations of Lessee with respect to the Facility (including the Minimum Rent but excluding the Minimum Rent Adjustment and any principal and interest payments on the Loan) during the preceding twelve month period.

c.	The lead in language in Section 7.3(b) is hereby deleted in its entirety and the following inserted in lieu thereof:

Lessee agrees and covenants with Lessor that, so long as this Lease is in  effect, Lessee will achieve and maintain, on a consolidated basis, the  Consolidated Coverage Ratios set forth below:

Period   Required Consolidated Coverage Ratio

(i) Prior to the date in (ii)   No requirement

(ii)	For each calendar quarter 1.05 to 1.0
during the calendar year
beginning 1/1/07

(iii)	For each calendar quarter 1.10 to 1.0
during the calendar year
beginning 1/1/08

(iv)	For each calendar quarter 1.15 to 1.0
during the calendar year
beginning 1/1/09

(v)	For each calendar quarter1.20 to 1.0
during the calendar year
beginning 1/1/10 and during
each calendar year thereafter

d.	Section 7.3(c) of the Lease is hereby deleted in its entirety and the following is substituted therefore:

Lessee agrees and covenants with Lessor that, so long as this Lease is in  effect, Lessee will achieve and maintain the Facility Coverage Ratios set  forth below:

Period    Required Facility Coverage Ratio

(i)	Prior to the date in (ii)No requirement

(ii)	For each calendar quarter 1.0 to 1.0
during the calendar year
beginning 1/1/08

(iii)	For each calendar quarter 1.05 to 1.0
during the calendar years
beginning 1/1/09 and 1/1/10

(iv)	For each calendar quarter1.10 to 1.0
during the calendar year
beginning 1/1/11 and during
each calendar year thereafter

e. The following shall be added as new Section 7.3(d):
Lessee acknowledges that the reporting requirements set forth in Section 24 hereof shall not be affected by the provisions of this Section 7.3 and accordingly that Lessee shall be required to provide all the financial reports and information contained therein whether or not Lessee is then required to comply with the covenants set forth above.

f. The following shall be added as new Section 2.5:

(a)	As used herein, the following terms shall have the meanings indicated:

“Borrower” means Emeritus Corporation, a corporation organized under the laws of the State of Washington, its successors and permitted assigns.

“Lender” means Healthcare Realty Trust Incorporated, its successors and assigns.

“Loan”  has meaning set forth in Section 1.2 of the Loan  Agreement.

“Loan Agreement” means the loan agreement of even date herewith made between Lender and Borrower together with all other documents evidencing, securing, amending, supplementing, extending, renewing or otherwise related thereto.

“Minimum Rent Adjustment” shall mean the dollar amount which would be required to be paid on a monthly basis from the Minimum Rent Adjustment Effective Date in order to fully amortize the then current balance of the Loan allocated to this Lease (the “Fixed Component of the Minimum Rent Adjustment”), together with a monthly return at the rate stated in Section 2(a) of the Note (the “Return Component of the Minimum Rent Adjustment”), over a period of time until midnight on April 30, 2013.

“Minimum Rent Adjustment Effective Date” means the date of the occurrence of an Event of Default (as defined in the Loan Agreement) under the Loan Agreement, which is not waived by Lender.

“Minimum Rent Adjustment Schedule” means a schedule setting out the Fixed Component of the Minimum Rent Adjustment and the Return Component of the Minimum Rent Adjustment payable by Lessee to Lessor each month in respect of this Lease.

“Note” means the Promissory Note of even date herewith made by Borrower in favor of Lender pursuant to the Loan Agreement, together with all other documents evidencing, securing, amending, supplementing, extending, renewing or otherwise related thereto.

“Rent Adjustment Notice” means a written notice from the Lender to the Borrower and Lessee requiring the Minimum Rent Adjustment to be paid from and after the Minimum Rent Adjustment Effective Date.

(b)
In the event Lessee receives a Rent Adjustment Notice, Lessor and Lessee shall prepare a Minimum Rent Adjustment Schedule in accordance with the provisions of this Agreement within ten (10) days after receipt by Lessee of the Rent Adjustment Notice and thereafter, Lessee shall pay to Lessor each month, the Minimum Rent Adjustment in accordance with the Minimum Rent Adjustment Schedule. The first installment of the Minimum Rent Adjustment shall be payable on the first day of the calendar month following the date on which the Minimum Rent Adjustment Schedule is agreed upon. Each payment of the Minimum Rent Adjustment is to be made in the same manner and at the same time as the Minimum Rent provided however, for all other purposes, the Minimum Rent Adjustment shall not be included within the definition of Minimum Rent.

(c)
Payment of the Minimum Rent Adjustment shall be effective as of the Minimum Rent Adjustment Effective Date and shall last until the repayment in full of the sums due under the Loan allocated to this Lease.

(d)
The Minimum Rent Adjustment shall be paid in addition to the Minimum Rent, Additional Charges or any other amounts due under this Lease; provided however, (i) no rent cap or other maximum rental increase in this Lease shall be affected in any manner by the application of the Minimum Rent Adjustment; (ii) annual Minimum Rent increases and other rent increases provided for in this Lease shall be calculated as though no Minimum Rent Adjustment is payable and (iii) no determination of Fair Market Rental Value shall be affected in any manner by the Minimum Rent Adjustment.

(e)
From and after the date on which the first installment of Minimum Rent Adjustment becomes payable by Lessee pursuant to Section 2.5(b) above, all payments received by Lessor and denominated by Lessee as payments of Minimum Rent and Minimum Rent Adjustment, shall be first applied towards payment of the Minimum Rent due in respect of the period to which the payment relates and then towards payment of the Minimum Rent Adjustment due in accordance with the Minimum Rent Adjustment Schedule. The payment allocated to the Minimum Rent

Adjustment shall then be applied first to the Return Component of the Minimum Rent Adjustment (with such amount being credited dollar for dollar against the Return Component of the Minimum Rent Adjustment due) and second, to the Fixed Component of the Minimum Rent Adjustment due in accordance with the Minimum Rent Adjustment Schedule (such amount to be credited dollar for dollar against the Fixed Component of the Minimum Rent Adjustment due).

(f)
If any installment of Minimum Rent Adjustment is not paid within ten days after the date when due, Lessee shall pay to Lessor interest at the Overdue Rate on the amount unpaid, from the date when due to the payment thereof.

g. The language appearing at (c) of Article XVIII is hereby deleted in its entirety and the following inserted in lieu thereof:

all other sums (other than the Minimum Rent Adjustment), if any, payable pursuant to the provisions of this Lease with respect to the Leased Property.

h.	Section 19.2 of the Lease is hereby deleted in its entirety.

i.	Section 19.4 of the Lease is hereby deleted in its entirety and the following is substituted therefor:

Lessee shall have the option to purchase the Leased Property as of the last day of the Initial Term (the “Closing Date”) upon written notice to Lessor delivered no later than 180 days prior to the end of the Initial Term (the “Option Exercise Notice”) for a purchase price equal to the Minimum Purchase Price, provided that no Event of Default has occurred and is continuing on the date of the Option Exercise Notice and no Event of Default has occurred and is continuing on the Closing Date. If not sooner exercised, the option to purchase granted hereby will expire and be of no further force and effect upon the expiration of the Initial Term or the earlier termination of this Lease. As a condition to the exercise of the option to purchase, Lessee shall be required to simultaneously exercise its option to purchase set forth in all the Related Leases still in existence at the time of the Lessee’s exercise of the option relating to the Leased Property. Notwithstanding anything in this Lease or the Related Leases to the contrary, Lessee shall have no option to purchase the Leased Property or any other Leased Property under any Related Leases so long as any Event of Default has occurred and is continuing on the Option Exercise Date or on the Closing Date for any such Leased Property.

j. The following shall be added to Section 37.1 after the definition of “Land”:

“Landlord’s Investment” means $6,198,517 plus the sum of all Capital Addition Costs relating to the Leased Property paid for or financed by Lessor which as of the date of repurchase of the Leased Property have not been repaid by Lessee, less the net amount (after deduction of all reasonable legal fees and other costs and expenses, including expert witness fees, incurred by Lessor in connection with obtaining any such award or proceeds) of all Awards received by Lessor from Condemnation of the Leased Property.

k. The definition of “Minimum Purchase Price” set forth in Section 37.1 of this Lease is hereby amended to read as follows:

“Minimum Purchase Price” means the greater of (i) the Fair Market Value of the Leased Property at the time of delivery of the Option Exercise Notice or (ii) the Landlord’s Investment as such amount is increased at the rate of three percent compounded annually for each year (to be prorated for partial years) between the Effective Date and the Closing Date.

l. The definition of “Rent” set forth in Section 37.1 of this Lease is hereby amended to read as follows:

“Rent” means, collectively, the Minimum Rent, the Additional Charges and if applicable, the Minimum Rent Adjustment (the latter being separate from the Minimum Rent).

4.
Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be an original and taken together shall constitute one and the same document. Signature and acknowledgment pages, if any, may be detached from the counterparts and attached to a single copy of this document to physically form one document. The failure of any party hereto to execute this Amendment or any counterpart hereof, shall not relieve the other signatories from their obligations hereunder.

5.
Waivers. Lessee hereby (i) acknowledges that, as of the date hereof, to Lessee’s knowledge there is no default on the part of Lessor under the Lease, and (ii) acknowledges that, as of the date hereof, there are no offsets or defenses to payment of the obligations of the Lessee under the Lease. Lessor acknowledges and agrees that Lessee has not been in compliance prior to the date of this Amendment with the Facility Coverage Ratio set forth in the Lease prior to the date of this Amendment and agrees that, by execution of this Amendment, any such non-compliance is and shall be waived.

6.
Execution by Guarantor. Guarantor has joined in the execution of this Amendment for the purpose of (i) agreeing to the terms and conditions of this Amendment, and (ii) confirming Guarantor’s guaranty of payment and performance of all of the Obligations, which in the case of the guaranty by Daniel R. Baty, shall not include any obligations relating to payment of the Minimum Rent Adjustment.

7.
Entire Agreement. This Amendment, the Loan Agreement and the documents executed pursuant to the terms of the Loan Agreement, set forth the entire understanding and agreement of the parties hereto in relation to the subject matter hereof and supersede any prior negotiations and agreements between the parties relative to the subject matter hereof.

8.	Force and Effect of Amendment. Except as specifically amended, modified, or supplemented as set forth in this Amendment, the Lease remains in full force and effect.

9.
Execution by Telefacsimile. Any copy of this Amendment bearing a signature of a party to this Amendment and sent by facsimile to any other party shall be deemed a manually-executed original of this Amendment, and shall be deemed sufficient to bind such party.

IN WITNESS WHEREOF, intending to be legally bound hereby, the parties hereto have caused this Third Amendment to Lease Agreement to be executed as of the day and year first above written.

LESSOR:

HR ACQUISITION OF SAN ANTONIO, LTD.

By its general partner:
HR Acquisition of Texas, Inc.
                        /s/ J.D. Carter Steele
By:  J.D. Carter Steele
Title:  Senior Vice President and Chief Operating Officer

LESSEE:

ESC IV, L.P.

By ESC GP II, Inc.
Its: General Partner

By: :/s/ William M. Shorten
William M. Shorten
Title: Director of Real Estate Finance

GUARANTOR:

Emeritus Corporation

By: :/s/ William M. Shorten
William M. Shorten
Title: Director of Real Estate Finance

:/s/ Daniel R. Baty
Daniel R. Baty